Exhibit 3.1

STRATEGIC HOTEL CAPITAL, INC.

ARTICLES OF AMENDMENT

Strategic Hotel Capital, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:             The charter of the Corporation is amended by striking out Article II of the Articles of Amendment and Restatement and inserting in lieu thereof the following:

The name of the Corporation (the “Corporation”) is:

Strategic Hotels & Resorts, Inc.

SECOND:       The amendment of the charter of the Corporation as hereinabove set forth was approved by a majority of the entire board of directors and the amendment was limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:           These Articles of Amendment will be effective at 08:00 a.m. on March 15, 2006, or such later date as the Department accepts the Articles of Amendment for record.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be signed in its name and on its behalf by its Senior Vice President and attested, on the 8th day of March, 2006.

ATTEST:	STRATEGIC HOTEL CAPITAL, INC.

/s/ Paula Maggio	By: /s/ Robert McAllister
Paula Maggio, Secretary	Robert McAllister
Senior Vice President, Tax